EXHIBIT 10.2

FORM OF AWARD AGREEMENT [NON-EXECUTIVE EMPLOYEE]

2012 Restricted Stock Unit Award Agreement
NCR Corporation 2011 Amended and Restated Stock Incentive Plan

You have been awarded a number of restricted stock units (the “Stock Units”) under the NCR Corporation 2011 Amended and Restated Stock Incentive Plan (the “Plan”), as described on the restricted stock unit information page on the website (www.netbenefits.fidelity.com) of the third party Plan administrator (the “TPA”) for NCR Corporation (referred to herein, together with its affiliate companies, as “NCR” or the “Company”), effective as of the date of grant of this award (the “Grant Date”), subject to the terms and conditions of this 2012 Restricted Stock Unit Award Agreement (this “Agreement”) and the Plan. Capitalized terms used but not defined herein are defined in the Plan.
1.    Grant of Stock Units. Subject to the terms and conditions of this Agreement, the Stock Units will become non-forfeitable (“Vested”) on the third anniversary of the Grant Date (the “Vesting Date”), provided that you are continuously employed by NCR through and until the Vesting Date.

2.    Certain Events Prior to Vesting Date. The Plan provides for what happens in connection with certain events prior to vesting of the Stock Units. The following chart describes the more common events. Except as otherwise provided below, if your employment with NCR terminates prior to the Vesting Date for any reason, the Stock Units will automatically terminate and be forfeited and no shares or cash will be issued or paid (as the case may be).
Termination Provisions

Termination Event	Treatment of Stock Units
Death, Disability or Involuntary Termination
Prorated Vesting-The pro rata portion of the Stock Units that will become Vested will be determined by multiplying the number of Stock Units awarded pursuant to this Agreement by a fraction, the numerator of which is the number of full and partial months of employment that you completed after the Grant Date, and the denominator of which is 36 (the “Pro-rata Fraction).

Change in Control Termination or Good Reason Termination.	Full Vesting-The Stock Units shall become fully Vested immediately upon your Termination of Employment.

For purposes of this Agreement, “Disability” means Termination of Employment (as defined in the Plan) with NCR as a result of a disability for which you qualify for benefits under the NCR Long-Term Disability Plan or another long-term disability plan sponsored by NCR. “Involuntary Termination” means Termination of Employment by the Company for any reason other than for Cause (as defined in the Plan), excluding termination by the Company during the twenty-four (24) months following a Change in Control. “Change in Control Termination” means a Termination of Employment by the Company or the continuing entity other than for Cause (as defined in the NCR Change in Control Severance Plan, to the extent that you are a participant in the NCR Change in Control Severance Plan at the time of such Termination of Employment; otherwise as defined in the Plan) or Disability occurring during the twenty-four (24) months following a Change in Control wherein this Award is assumed, converted or replaced by the continuing entity. “Good Reason Termination” means, if you are a participant in the NCR Change in Control Severance Plan, or an NCR policy or similar arrangement that defines “Good Reason” in the context of a resignation following a Change in Control, your Termination of Employment for Good Reason as so defined within twenty-four (24) months following a Change in Control.
Change in Control. Notwithstanding any provisions in this Agreement to the contrary other than Sections 5, 10, 11, 13, 21, in the event a Change in Control occurs prior to the Vesting Date and the Stock Units are not assumed, converted or replaced by the continuing entity, the Stock Units shall become fully Vested immediately prior to the Change in Control.
3.    Settlement of Stock Units. Except as may otherwise be provided in this Section or pursuant to an election under Section 14(k) of the Plan, Vested Stock Units will be paid to you within thirty (30) days after the date that such Stock Units become Vested in shares of NCR common stock (such that one Stock Unit equals one share of NCR common stock) or, in NCR's sole discretion, in an amount of cash equal to the Fair Market Value of such number of shares of NCR common stock on date that immediately precedes the Vesting Date (or such earlier date upon which the Stock Units have become Vested pursuant to Section 2 of this Agreement), or a combination thereof.

4.    Compliance with Section 409A of the Code. The intent of the parties is that payments under this Agreement comply with Section 409A of the Code or are exempt therefrom, and this Agreement shall be interpreted, administered and governed in accordance with such intent.

5.    Confidentiality. By accepting this Award, except to the extent disclosure is required by applicable law or regulation, you agree to keep this Agreement confidential and not to disclose its contents to anyone except your attorney, your immediate family, or your financial consultant, provided such persons agree in advance to keep such information confidential and not disclose it to others. The Stock Units will be forfeited if you violate the terms and conditions of this Section 5.

6.    Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the common stock, the Award shall be equitably adjusted in accordance with Section 3(d) of the Plan.

7.    Nontransferability. At all times before the Vesting Date, the Stock Units, to the extent not fully Vested, may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, by will or by the laws of descent and distribution upon your death. As soon as practicable after the Vesting Date (or such other date as Stock Units become payable in accordance with Section 2), if Stock Units are to be paid in the form of shares of NCR common stock, NCR will instruct its transfer agent and/or its TPA to record on your account the number of such shares underlying the number of Stock Units, and such shares will be freely transferable.

8.    Dividends. Any cash dividends declared before the Vesting Date on the shares underlying unvested Stock Units shall not be paid currently, but shall be converted into additional Stock Units. Any Stock Units resulting from such conversion (the “Dividend Units”) will be considered Stock Units for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein. As of each date that NCR would otherwise pay the declared dividend on the shares underlying the Stock Units (the “Dividend Payment Date”) in the absence of the reinvestment requirements of this Section, the number of Dividend Units will be determined by dividing the amount of dividends otherwise attributable to the Stock Units but not paid on the Dividend Payment Date by the Fair Market Value of NCR's common stock on the Dividend Payment Date.

9.    Withholding. If the Company, in its sole discretion, determines that it has incurred or will incur any obligation to withhold taxes as a result of your Award, the Company may withhold the number of shares it determines is required to satisfy such liability and/or the Company may withhold amounts from other compensation to the extent required to satisfy such liability under federal, state, provincial, local, foreign or other tax laws. In lieu of withholding the value of shares, the Company may require a recipient of an Award to reimburse the Company for any such taxes required to be withheld upon such terms and conditions as the Company may prescribe, including requiring you to sell shares of NCR common stock to cover the withholding requirement.

10.    Misconduct. The Stock Units, to the extent not fully Vested, will be forfeited if the Committee determines that you engaged in misconduct in connection with your employment with NCR.

11.    Noncompetition and Nonsolicitation. In exchange for the consideration you are receiving pursuant to the terms of this Agreement, you agree that during your employment with NCR and for a twelve month period after its termination (or if applicable law mandates a maximum time that is shorter than twelve months, then for a period of time equal to that shorter maximum period), regardless of the reason for termination, you will not yourself or through others, without the prior written consent of the Chief Executive Officer of NCR:
(a)perform services, directly or indirectly, (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR within the two years prior to termination of your NCR employment; (ii) in connection with products, services, systems or solutions that are similar to or serve the same functions as those with respect to which you worked for NCR within the last two years of your NCR employment; (iii) on behalf of yourself or a person or entity in competition with NCR that is not one of the named “Competing Organizations” either on the list below in this Section 12 or, as applicable, on the list currently in effect at the time of termination of your NCR employment (available from the NCR Human Resources intranet website; the list as of February 2012 is set forth below in subparagraph (g)); and (iv) within the territory where or for which you performed such services within the two years preceding your termination to the extent a specific geographic territory was assigned to you or, if no territory was assigned to you, then within a 250-mile radius from the primary office or other location where you worked during the last two years of your NCR employment;

(b)perform services, directly or indirectly, (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR within the two years prior to termination of your NCR employment; (ii) in connection with products, services, systems or solutions that are similar to or serve the same functions as those with respect to which you worked for NCR within the last two years of your NCR employment; and (iii) on behalf of any named “Competing Organization” either on the list below in this Section 11 or, as applicable, on the list currently in effect at the time of termination of your NCR employment (available from the NCR Human Resources intranet website; the list as of February 2012 is set forth below in subparagraph (g));

(c)directly or indirectly recruit, hire, solicit or induce, or attempt to recruit, hire, solicit or induce, any employee of NCR, its subsidiaries or affiliates, to terminate his or her employment with NCR, its subsidiaries or affiliates; or

(d)solicit or attempt to solicit the business of any NCR customers or actively sought prospective customers with which you had material contact during the last two years of your NCR employment. “Material contact” means the contact between you and each customer or actively sought prospective customer (i) with which you dealt on behalf of NCR, (ii) whose dealings with NCR were coordinated or supervised by you, (iii) about whom you obtained confidential information in the ordinary course of business as a result of your association with NCR, or (iv) who receives products or services authorized by NCR, the sale or provision of which results or resulted in compensation, commissions, or earnings for you within the two years prior to the date of the your termination.

(e)    All references to “NCR” in this Section 11 shall be deemed to include its subsidiaries and affiliates, and references to “NCR employment” shall be deemed to include your employment, if any, by a company the stock or substantially all the assets of which NCR has acquired. As a non-limiting example, a reference to the “last two years of your NCR employment” may include both time as an NCR employee and time as a Radiant Systems employee.
(f)    The covenants contained within this Section 11 are a material component of the consideration for this agreement. If you breach any of these covenants, NCR shall be entitled to all of its remedies at law or in equity, including but not limited to money damages and injunctive relief. In the event of such a breach, in addition to NCR's other remedies, any unvested Stock Units will be immediately forfeited and deemed canceled, and you agree to pay immediately to NCR the Fair Market Value of any Stock Units that vested during the eighteen (18) months prior to the date of your termination of employment (or if applicable law mandates a maximum time that is shorter than eighteen (18) months, than for a period of time equal to the shorter maximum period), without regard to whether you continue to own the shares associated with such Stock Units or not.
(g)    For purposes of this Agreement, “Competing Organizations” shall be the following as of February 2012. The list of Competing Organizations is updated and revised from time to time, and such updated lists shall be deemed a part of this Agreement; the current list may be obtained from the NCR Law Department or the NCR Human Resources Department upon request, or from the NCR Human Resources intranet website.

Agilysys	Hyosung	Pinnacle Corporation
Amadeus	IBM	POSitech
Arinc.	IER	Redbox
Casio America, Inc.	Intuit	Retail Pro International
Coinstar/Redbox	Itautec	Retalix
Dell, Inc.	JDA Software	Schades-Heipa
Diebold	KAL (Korala Associates)	Sharp
Dresser	Kiosk (KIS)	SITA
Eastcom	LGN-Sys	Sonic Solutions
EPIC	Mahathi	Talaris
Epicor	Micros Systems	Tolt
Fujitsu	Nashua	Unisys
Getronics	Netflix	Verifone
Gilbarco Veeder-Root	NRT	Vista
Glory	Oki	Wand
GRG Banking Equipment	Panasonic Corporation	Wincor
Hewlett Packard	PAR Technology Corporation	Xpient
Hitachi	Pendum

12.    Dispute Resolution. By accepting this Award, you agree that, where permitted by local law, any controversy or claim arising out of or related to this Agreement or your employment with NCR shall be resolved by binding arbitration. If you are employed in the United States, the arbitration shall be pursuant to the then current rules of the American Arbitration Association in or near the city where you work or worked for NCR. If you are employed outside the United States, where permitted by local law, the arbitration shall be conducted in the regional headquarters city of your NCR business organization. The arbitration shall be held before a single arbitrator who is an attorney. The arbitrator's decision and award shall be final and binding and may be entered in any court having jurisdiction. For arbitrations held in the United States, issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; in all other respects, this Agreement shall be governed by the laws of the State of Georgia, without regard to its conflict~~-~~of~~-~~laws principles. Each party shall bear its own attorney fees associated with the arbitration; other costs, and the expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association or by similar applicable rules for an arbitration held outside the United States. If any portion of this paragraph is held unenforceable, it shall be severed and shall not affect the duty to arbitrate nor any other part of this paragraph

Notwithstanding the preceding subparagraph, you acknowledge that if you breach any of the covenants set forth in Section 11, NCR will sustain irreparable injury and will not have an adequate remedy at law. As a result, you agree that in the event of your breach of any of the Section 11 covenants, NCR may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration, and in such instance shall not be required to post a bond.

13.    Compensation Recovery Policy. By accepting the Stock Units, you acknowledge and agree that to the extent that the Stock Units constitute “Covered Incentive Compensation” subject to the terms of NCR's Compensation Recovery Policy, as the same may be in effect from time to time (the “Compensation Recovery Policy”), then, notwithstanding any other provision of this Agreement to the contrary, you may be required to forfeit or repay any or all of the Stock Units pursuant to the terms of the Compensation Recovery Policy. Further, you acknowledge and agree that NCR may, to the extent permitted by law, enforce any repayment obligation pursuant to the Compensation Recovery Policy by reducing any amounts that may be owing from time to time by NCR to you, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason.

14.    Beneficiaries. Subject to the terms of this Agreement, you may at any time designate, through the TPA, one or more beneficiaries to receive all or part of any shares of NCR common stock underlying the Stock Units to be distributed in case of your death, and you may change or revoke such designation at any time. In the event of your death, any such shares distributable hereunder that are subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other shares of NCR common stock underlying the Stock Units not designated by you will be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the shares of NCR common stock underlying the Stock Units in question may be transferred to your estate, in which event NCR will have no further liability to anyone with respect to such shares.

15.    Information Disclosure. By accepting this Award, you agree that data, including your personal data, necessary to administer this Award may be exchanged among NCR and its subsidiaries and affiliates as necessary, and with any vendor engaged by NCR to administer this

Award. You also consent to receiving information and materials in connection with this Award or any subsequent awards under the Plan or any successor thereto, including without limitation any prospectuses and plan documents, by any means of electronic delivery available now and/or in the future (including without limitation by e-mail, by website access and/or by facsimile), such consent to remain in effect unless and until revoked in writing by you.

16.    Application to Other Compensation. Your participation in the Plan is voluntary.  The value of this Award is an extraordinary item of income, is not part of your normal or expected compensation and shall not be considered in calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments.  The Plan is discretionary in nature.  This Award is a one-time benefit that does not create any contractual or other right to receive additional awards or other benefits in the future.  Future grants, if any, are at the sole grace and discretion of NCR, including but not limited to, the timing of the grant, amount and vesting provisions.

17.    Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held to be unenforceable or invalid by a court or other tribunal of competent jurisdiction, it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law. Provided, however, that to the extent such invalid provision can be rendered valid by modification, you agree that the court or tribunal shall so modify such provision so as to render it valid and enforceable to the fullest extent permitted by law.

18.    Amendment. The terms of this Award of Stock Units as evidenced by this Agreement may be amended by the NCR Board of Directors or the Committee.
19.    Provisions Applicable to Participants in Jurisdictions outside the United States. Notwithstanding any provision of this Agreement or the Plan to the contrary, if you are or become subject to the laws of a jurisdiction outside the United States, your Award shall be subject to the laws and requirements of such jurisdiction outside the United States and the terms and conditions of this Agreement are deemed modified to the extent necessary or advisable to comply with the applicable local laws or to facilitate the administration of this Agreement and the Plan. In addition, the Committee may take any other action, including amending this Agreement, before or after an Award is made, that it deems necessary or advisable to obtain approval or comply with any necessary local governmental regulatory requirements or exemptions to the extent such amendment is permissible under the Plan with or without your prior written consent.
20. Conflicting Terms. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail, except that with respect to the law governing this Agreement and any claims arising under or relating to it, Section 12 of this Agreement shall prevail.
21.    Code of Conduct Certification. Notwithstanding any other provision of this Agreement, this Award of Stock Units and your right to receive payment of any Stock Units that become Vested hereunder are subject to and expressly conditioned upon your timely annual certification to NCR's Code of Conduct, and in the event of your failure to timely provide any such certification as may be required prior to the date that Stock Units would otherwise be paid under this Agreement, those Stock Units shall be forfeited.
22.    Execution and Validity of Agreement. This Agreement shall be valid, binding and effective upon the Company on the Grant Date. However, the grant contained in this Agreement shall be forfeited by you and this Agreement shall have no force and effect if it is not duly executed by electronic signature acceptable to the Company, by the date established by the Company and set forth on the website of the TPA at (www.netbenefits.fidelity.com); on which this Agreement is posted.